Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS THIRD QUARTER FISCAL 2017 RESULTS

NASHVILLE, Tenn., Dec. 2, 2016 --- Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the third quarter ended October 29, 2016, of $25.9 million, or $1.30 per diluted share, compared to earnings from continuing operations of $32.9 million, or $1.43 per diluted share, for the third quarter ended October 31, 2015. Fiscal 2017 third quarter results reflect pretax items of $0.6 million, or $0.02 per diluted share after tax, for asset impairment charges, offset by $0.8 million, or $0.04 per diluted share, from a lower than normal tax rate due to the release of tax reserves and other items. Fiscal 2016 third quarter results reflect pretax items of $0.2 million, or $0.00 per diluted share after tax, for network intrusion expenses and asset impairment charges, offset by $0.7 million, or $0.03 per diluted share, from a lower than normal tax rate due to the release of valuation allowances.

Adjusted for the items described above in both periods, earnings from continuing operations were $25.5 million, or $1.28 per diluted share, for the third quarter of Fiscal 2017, compared to earnings from continuing operations of $32.2 million, or $1.40 per diluted share, for the third quarter of Fiscal 2016. For consistency with Fiscal 2017's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the third quarter of Fiscal 2017 decreased 8% to $711 million from $774 million in the third quarter of Fiscal 2016, reflecting the sale of the Lids Team Sports business in the fourth quarter of last year and a decrease of approximately 3% in sales from businesses operated during both periods. Consolidated third quarter 2017 comparable sales, including same store sales and comparable e-commerce and catalog sales, decreased 3%, with an 8% decrease in the Journeys Group, a 2% increase in the Lids Sports Group, flat comparable sales in the Schuh Group, and a 1% increase in the Johnston & Murphy Group. Comparable sales for the Company reflected a 4% decrease in same store sales and a 7% increase in e-commerce sales.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Consolidated comparable sales for the third quarter came in ahead of our expectations, thanks to better than expected sales at the Lids Sports Group and Schuh Group. Our top-line performance, effective management of selling costs, and share repurchases made during the quarter allowed us to deliver earnings per share ahead of expectations. We were able to offset some of the bottom line pressure caused by negative expense leverage on lower sales versus last year through gross margin expansion, primarily a significant increase in the Lids Sports Group.

“Fourth quarter consolidated comparable sales were -2% through November 29, 2016. The strong positive impact of the World Series on the Lids Sports Group’s sales has offset weaker comps in the rest of our businesses so far during the quarter. While we expect the Cubs’ victory to continue to drive sales through the balance of the quarter, it will have less impact than the gains immediately following the Series.

Exhibit 99.1

“Our outlook going forward takes into account the better than expected third quarter performance and positive effect of the World Series win. This is offset, primarily by expectations for a more challenging fourth quarter at Journeys due to unseasonably warmer weather that has hurt sales and the continued impact of the fashion shift that began to affect Journeys’ sales in the second quarter. Thus, we are reiterating expectations for adjusted diluted earnings per share for the fiscal year ending January 28, 2017, in the range of $3.80 to $4.00.” Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, net of the gain on a litigation settlement and gain on the sale of Lids Team Sports, estimated in the range of a $1.8 million pretax gain to a $0.8 million pretax charge, or $(0.06) to $0.03 per share after tax, for the full fiscal year. This guidance assumes a comparable sales decrease in the 2% to 3% range for the full year. A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “While the headwinds for Journeys are likely to continue in the near term, we have made purchase commitments for spring product that reflect the shift in fashion, which we believe should reverse the negative trend. Beyond that, we remain confident in the strategic positioning of all our retail businesses and believe that the Company’s long-term competitive advantages will drive improved profitability and greater shareholder value.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on December 2, 2016 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the

Exhibit 99.1

performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,800 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, http://shop.neweracap.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Nine Months Ended
	October 29,	October 31,	October 29,	October 31,
In Thousands	2016	2015	2016	2015
Net sales	$710,822	$773,898	$1,985,172	$2,090,020
Cost of sales	355,187	400,012	985,103	1,069,710
Selling and administrative expenses*	314,698	321,685	925,603	935,540
Asset impairments and other, net	589	151	(3,799)	3,970
Earnings from operations	40,348	52,050	78,265	80,800
Gain on sale of Lids Team Sports	—	—	(2,485)	—
Interest expense, net	1,488	1,330	3,931	2,903
Earnings from continuing operations
before income taxes	38,860	50,720	76,819	77,897

Income tax expense	12,912	17,865	25,803	27,504
Earnings from continuing operations	25,948	32,855	51,016	50,393

Provision for discontinued operations	(53)	(348)	(133)	(488)
Net Earnings	$25,895	$32,507	$50,883	$49,905

*Includes $1.5 million in deferred payments related to the Schuh acquisition in the first nine months ended October 31, 2015.

Earnings Per Share Information
	Three Months Ended		Nine Months Ended
	October 29,	October 31,	October 29,	October 31,
In Thousands (except per share amounts)	2016	2015	2016	2015

Average common shares - Basic EPS	19,912	22,834	20,307	23,308

Basic earnings per share:
From continuing operations	$1.30	$1.44	$2.51	$2.16
Net earnings	$1.30	$1.42	$2.51	$2.14

Average common and common
equivalent shares - Diluted EPS	19,962	22,917	20,399	23,436

Diluted earnings per share:
From continuing operations	$1.30	$1.43	$2.50	$2.15
Net earnings	$1.30	$1.42	$2.49	$2.13

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Nine Months Ended
	October 29,	October 31,	October 29,	October 31,
In Thousands	2016	2015	2016	2015
Sales:
Journeys Group	$314,159	$321,996	$860,514	$847,805
Schuh Group	90,087	101,644	262,717	283,410
Lids Sports Group	200,279	246,967	568,567	675,514
Johnston & Murphy Group	72,115	70,416	207,241	197,600
Licensed Brands	34,058	32,599	85,624	85,118
Corporate and Other	124	276	509	573
Net Sales	$710,822	$773,898	$1,985,172	$2,090,020
Operating Income (Loss):
Journeys Group	$25,656	$38,944	$49,757	$72,594
Schuh Group (1)	6,615	8,649	9,647	10,880
Lids Sports Group	8,173	4,704	21,342	6,900
Johnston & Murphy Group	4,922	4,637	12,019	9,460
Licensed Brands	2,689	3,345	4,776	7,526
Corporate and Other (2)	(7,707)	(8,229)	(19,276)	(26,560)
Earnings from operations	40,348	52,050	78,265	80,800
Gain on sale of Lids Team Sports	—	—	(2,485)	—
Interest, net	1,488	1,330	3,931	2,903
Earnings from continuing operations
before income taxes	38,860	50,720	76,819	77,897
Income tax expense	12,912	17,865	25,803	27,504
Earnings from continuing operations	25,948	32,855	51,016	50,393

Provision for discontinued operations	(53)	(348)	(133)	(488)
Net Earnings	$25,895	$32,507	$50,883	$49,905

(1)Includes $1.5 million in deferred payments related to the Schuh acquisition in the first nine months ended October 31, 2015.

(2)Includes a $0.6 million charge in the third quarter of Fiscal 2017 for asset impairments. Includes a $3.8 million gain for the first nine months of Fiscal 2017 which includes an $8.9 million gain for network intrusion expenses as a result of a litigation settlement, partially offset by $5.0 million for asset impairments and $0.1 million for other legal matters.

Includes a $0.2 million charge in the third quarter of Fiscal 2016 which includes $0.1 million for asset impairments and $0.1 million for network intrusion expenses. Includes a $4.0 million charge for the first nine months of Fiscal 2016 which includes $2.1 million for network intrusion expenses, $1.8 million for asset impairments and $0.1 million for other legal matters.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	October 29,	October 31,
In Thousands	2016	2015
Assets
Cash and cash equivalents	$30,520	$28,148
Accounts receivable	55,109	82,136
Inventories	719,975	779,895
Other current assets	88,969	96,912
Total current assets	894,573	987,091
Property and equipment	321,780	322,069
Goodwill and other intangibles	355,512	390,733
Other non-current assets	24,559	43,447
Total Assets	$1,596,424	$1,743,340
Liabilities and Equity
Accounts payable	$247,282	$270,951
Current portion long-term debt	12,172	15,437
Other current liabilities	112,826	148,220
Total current liabilities	372,280	434,608
Long-term debt	214,076	199,327
Pension liability	9,283	21,441
Deferred rent and other long-term liabilities	135,052	157,601
Equity	865,733	930,363
Total Liabilities and Equity	$1,596,424	$1,743,340

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Nine Months Ended October 29, 2016
	Balance	Acqui-			Balance			Balance
	1/31/2015	sitions	Open	Close	1/30/2016	Open	Close	10/29/2016
Journeys Group	1,182	37	29	26	1,222	32	17	1,237
Journeys	834	—	13	5	842	13	8	847
Underground by Journeys	110	—	—	12	98	—	2	96
Journeys Kidz	189	—	16	5	200	19	1	218
Shi by Journeys	49	—	—	3	46	—	6	40
Little Burgundy	—	37	—	1	36	—	—	36
Schuh Group	108	—	17	—	125	5	4	126
Lids Sports Group*	1,364	—	27	59	1,332	13	78	1,267
Johnston & Murphy Group	170	—	8	5	173	6	3	176
Shops	105	—	3	5	103	4	2	105
Factory Outlets	65	—	5	—	70	2	1	71
Total Retail Units	2,824	37	81	90	2,852	56	102	2,806

Retail Units Operated - Three Months Ended October 29, 2016

	Balance	Acqui-			Balance
	7/30/2016	sitions	Open	Close	10/29/2016
Journeys Group	1,230	—	15	8	1,237
Journeys	846	—	4	3	847
Underground by Journeys	96	—	—	—	96
Journeys Kidz	208	—	11	1	218
Shi by Journeys	44	—	—	4	40
Little Burgundy	36	—	—	—	36
Schuh Group	126	—	1	1	126
Lids Sports Group*	1,275	—	6	14	1,267
Johnston & Murphy Group	174	—	2	—	176
Shops	104	—	1	—	105
Factory Outlets	70	—	1	—	71
Total Retail Units	2,805	—	24	23	2,806

*Includes 151 Locker Room by Lids in Macy's stores as of October 29, 2016.

Comparable Sales (including same store and comparable direct sales)
	Three Months Ended		Nine Months Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Journeys Group	(8)%	6%	(4)%	5%
Schuh Group	—%	2%	(2)%	5%
Lids Sports Group	2%	12%	1%	8%
Johnston & Murphy Group	1%	5%	3%	6%
Total Comparable Sales	(3)%	7%	(1)%	6%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended October 29, 2016 and October 31, 2015

	Three Months Ended
	October 29, 2016			October 31, 2015
		Net of	Per Share		Net of	Per share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$25,948	$1.30		$32,855	$1.43

Pretax adjustments:
Impairment charges	$579	383	0.02	$82	48	—
Network intrusion expenses	10	6	—	69	39	—
Total adjustments	$589	389	0.02	$151	87	—
Resolution of income tax matters and other items		(789)	(0.04)		(749)	(0.03)
Adjusted earnings from continuing operations (1) & (2)		$25,548	$1.28		$32,193	$1.40

(1) The adjusted tax rate for the third quarter of Fiscal 2017 is 35.2% excluding a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the third quarter of Fiscal 2016 is 36.7% excluding a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 20.0 and 22.9 million share count for Fiscal 2017 and 2016, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended October 29, 2016 and October 31, 2015

	Three Months Ended October 29, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$25,656	$—	$25,656
Schuh Group	6,615	—	6,615
Lids Sports Group	8,173	—	8,173
Johnston & Murphy Group	4,922	—	4,922
Licensed Brands	2,689	—	2,689
Corporate and Other	(7,707)	589	(7,118)

Total Operating Income	$40,348	$589	$40,937

	Three Months Ended October 31, 2015
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$38,944	$—	$38,944
Schuh Group	8,649	—	8,649
Lids Sports Group	4,704	—	4,704
Johnston & Murphy Group	4,637	—	4,637
Licensed Brands	3,345	—	3,345
Corporate and Other	(8,229)	151	(8,078)

Total Operating Income	$52,050	$151	$52,201

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Nine Months Ended October 29, 2016 and October 31, 2015

	Nine Months Ended
	October 29, 2016			October 31, 2015
		Net of	Per Share		Net of	Per share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$51,016	$2.50		$50,393	$2.15

Pretax adjustments:
Impairment charges	$5,032	3,253	0.16	$1,779	1,129	0.05
Deferred payment - Schuh acquisition	—	—	—	1,490	1,490	0.06
Sale of Lids Team Sports	(2,485)	(1,602)	(0.08)	—	—	—
Other legal matters	90	57	—	118	75	—
Network intrusion expenses	(8,921)	(5,750)	(0.28)	2,073	1,316	0.06
Total adjustments	$(6,284)	(4,042)	(0.20)	$5,460	4,010	0.17
Resolution of income tax matters and other items		(1,555)	(0.07)		(1,561)	(0.07)
Adjusted earnings from continuing operations (1) & (2)		$45,419	$2.23		$52,842	$2.25

(1) The adjusted tax rate for the first nine months of Fiscal 2017 is 35.4% excluding a FIN 48 discrete item of $0.2 million. The adjusted tax rate for the first nine months of Fiscal 2016 is 36.5% excluding a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 20.4 and 23.4 million share count for Fiscal 2017 and 2016, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Nine Months Ended October 29, 2016 and October 31, 2015

	Nine Months Ended October 29, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$49,757	$—	$49,757
Schuh Group	9,647	—	9,647
Lids Sports Group	21,342	—	21,342
Johnston & Murphy Group	12,019	—	12,019
Licensed Brands	4,776	—	4,776
Corporate and Other	(19,276)	(3,799)	(23,075)

Total Operating Income	$78,265	$(3,799)	$74,466

	Nine Months Ended October 31, 2015
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$72,594	$—	$72,594
Schuh Group*	10,880	1,490	12,370
Lids Sports Group	6,900	—	6,900
Johnston & Murphy Group	9,460	—	9,460
Licensed Brands	7,526	—	7,526
Corporate and Other	(26,560)	3,970	(22,590)

Total Operating Income	$80,800	$5,460	$86,260

*Schuh Group adjustments include $1.5 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 28, 2017

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2017		Fiscal 2017
Forecasted earnings from continuing operations	$81,747	$4.06	$75,998	$3.77

Adjustments: (1)
Gain on sale of Lids Team Sports	(1,593)	(0.08)	(1,593)	(0.08)
Pension settlement	962	0.05	1,923	0.10
Asset impairment and other charges*	(553)	(0.03)	169	0.01

Adjusted forecasted earnings from continuing operations (2)	$80,563	$4.00	$76,497	$3.80

*Includes a $9.0 million litigation settlement gain in the second quarter this year.

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2017 is approximately 35.9%.

(2) EPS reflects 20.2 million share count for Fiscal 2017 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.